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                                                                    EXHIBIT 21


                            HOUGHTON MIFFLIN COMPANY
                              LIST OF SUBSIDIARIES

     All of the subsidiaries of the Company, all of which are directly or indirectly wholly owned by the Company, including those significant subsidiaries listed below, are included in the consolidated financial statements.

     1.   McDougal Littell Inc., a Delaware corporation.
     2.   The Riverside Publishing Company, a Delaware corporation.
     3.   Great Source Educational Group, Inc., a Delaware corporation.